Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Landauer, Inc.

Glenwood, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126329, 333-122509, 333-103046, 333-72479, and 333-180361) of Landauer, Inc. of our reports dated December 14, 2015 relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Landauer, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2015.

/s/ BDO USA, LLP

Chicago, IL

December 14, 2015